Exhibit 10.8
AMENDMENT NUMBER ONE
TO THE
DIRECTORS’ PHANTOM SHARE PLAN
Adopted by the Board of Directors on September 18, 1995
Amended and restated by the Board of Directors as of December 2, 2003
Replaced by Outside Director Phantom Share Plan effective January 1, 2005
THIS AMENDMENT is made this 9th day of December, 2008, by Goodrich Corporation (hereinafter referred to as the “Company”);
W I T N E S S E T H
WHEREAS, the Company maintains the Directors’ Phantom Share Plan, as approved by the Board of Directors on September 18, 1995, amended and restated by the Board of Directors as of December 2, 2003 and replaced by the Outside Director Phantom Share Plan effective January 1, 2005 (hereinafter referred to as the “Plan”); and
WHEREAS, pursuant to the Plan, the Board of Directors of the Company has maintained the right to amend the Plan from time to time;
WHEREAS, the Board of Directors of the Company has taken action authorizing this Amendment to the Plan; and
NOW, THEREFORE, the Plan is hereby amended as follows:
Effective January 1, 2005, the following paragraph shall be added to the Plan as the penultimate paragraph of the Plan and shall read as follows:
“FURTHER RESOLVED, that notwithstanding any other provisions of the Plan herein to the contrary and, to the extent applicable, the Plan shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan) in such manner so as to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and any related Internal Revenue Service guidance promulgated thereunder.”
IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the day and year first above written.

GOODRICH CORPORATION
By:
Title: